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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PacWest Bancorp:

        We consent to the use of our reports with respect to the consolidated financial statements, the effectiveness of internal control over financial reporting, and the statement of assets acquired and liabilities assumed by Pacific Western Bank (a wholly owned subsidiary of PacWest Bancorp) pursuant to the Purchase and Assumption Agreement dated August 28, 2009 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Los Angeles, CA
December 22, 2009

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm